Exhibit 99.1

IMPLANT SCIENCES RELOCATES TO NEW CORPORATE FACILITY

ANNUAL RELATED COST SAVINGS OF OVER 50% EXPECTED

WAKEFIELD, MA. December 17, 2008…Implant Sciences Corporation (NYSE Alternext US: IMX), a supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced the execution of an agreement with Wakefield Investments, Inc. to lease a 23,000 square-foot facility, at 600 Research Drive, Wilmington, Massachusetts.  The Agreement has a one-year initial term at an annual base rent of $368,000, plus a proportionate share of the common area expenses associated with the facility.  The Company has an option to extend the lease for one three-year term at a base rent equal to the fair market rental value at the time of the extension.  The Company plans to have the relocation completed and facility fully operational by the end of December 2008 with minimal disruption to its operations. The lease for the Company’s Wakefield, Massachusetts facility expires December 31, 2008.

Phillip C. Thomas, President and CEO of Implant Sciences, commented, “In connection with our strategy to transform Implant Sciences into a sustainable enterprise, moving into a smaller, more modern facility will significantly lower our expenses and provide a more efficient operating environment.  We expect to realize annual cost savings of approximately 50% over our current facility expenses.  As an additional benefit, our new corporate headquarters will also aid in our continuing efforts to improve the Company’s image with our customers, vendors, investors and shareholders.”

Mr. Thomas added, “We continue to make good progress with the near completion of our divestiture objectives, recent financing efforts, and improving our reputation in the security market.  As a result, we will be entering the new calendar year with a lean operating structure, a focus on aggressive revenue growth and the goal of sustained profitability and increased market share.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, the Company’s ability to execute on the Company’s growth plan so as to achieve sustainable revenue growth and profitability; the Company’s ability to innovate and become a market leader; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008 and Quarterly Report on Form 10-Q for the period ended September 30, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com